Exhibit 1

Execution Version

JUST ENERGY GROUP INC.

8.50% Series A Fixed-to-Floating Rate
Cumulative Redeemable Perpetual Preferred Shares

At-the-Market Issuance Sales Agreement

May 2, 2017

FBR Capital Markets & Co.

1300 North 17th Street, Suite 1400

Arlington, Virginia 22209

Ladies and Gentlemen:

Just Energy Group Inc., a corporation incorporated under the Canada Business Corporations Act (the “CBCA”) and having its head office located in the Province of Ontario, Canada (the “Company”), confirms its agreement (this “Agreement”) with FBR Capital Markets & Co. (“FBR”), with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described in this Agreement, of the Company’s 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (the “Preferred Shares”) having an aggregate offering price of up to $150 million (the “Placement Shares”), as follows:

1.                                              Issuance and Sale of Shares.

(a)                                         From time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, the Company may issue and sell through FBR, acting as agent, the Placement Shares; provided, however, that in no event shall the Company issue or sell through FBR such number of Placement Shares for which the aggregate offering price exceeds the aggregate dollar amount of Preferred Shares registered on the Registration Statement (as defined below) pursuant to which the offering is being made (taking into account all prior and current prospectus supplements filed with respect to the Registration Statement and any post-effective amendments thereto) (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, compliance with the limitations set forth in this Section 1(a) with respect to the Maximum Amount shall be the sole responsibility of the Company, and FBR shall have no obligation in connection with such compliance. The issuance and sale of Placement Shares through FBR will be effected pursuant to the Registration Statement filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue Preferred Shares.

(b)                                         Short Form Prospectus.  The Company has prepared and filed a preliminary short form base shelf prospectus dated December 1, 2015 in the English language (the “Canadian Preliminary Base Prospectus”) with the Ontario Securities Commission (the “OSC”) and with the other securities commissions or other securities regulatory authorities in each of the provinces in Canada, other than Quebec, in respect of various securities, including preferred shares (collectively, the “Securities”), in accordance with the applicable Canadian Securities Laws (as defined below), (ii) has prepared and filed with the OSC and with the other securities commissions or other securities regulatory authorities in each of the provinces in Canada, other than Quebec, a (final) short form base shelf prospectus dated December 14, 2015 relating to the Securities, (the “Initial Canadian Final Base Prospectus”), (iii) has prepared and filed with the OSC and with the other securities commissions or other securities regulatory authorities in each of the provinces in Canada (the “Canadian Securities Commissions”) a preliminary short form base shelf prospectus (in Quebec) and draft amended and restated (final) short form base shelf prospectus (in each of the provinces in Canada other than Quebec) dated December 21, 2016 in the English and French languages (the “Preliminary and Draft Amended and Restated Canadian Final Base Shelf Prospectus”) relating to the Securities, and (iv) has prepared and filed with the OSC and with the other Canadian Securities Commissions a (final) short form base shelf prospectus (in Quebec) and amended and restated (final) short form base shelf prospectus (in each of the provinces in Canada other than Quebec) dated December 29, 2016 in the English and French languages (the “Amended and Restated Final Canadian Final Base Shelf Prospectus”) relating to the Securities. The Company has prepared the Canadian Base Prospectus (as defined below) pursuant to National Instrument 44-101—Short Form Prospectus Distributions and National Instrument 44-102 — Shelf Distributions (together, the “Shelf Procedures”).  The Company selected the OSC as its principal regulator in respect of the Canadian Preliminary Base Prospectus, Initial Canadian Final Base Prospectus, Preliminary and Draft Amended and Restated Canadian Final Base Shelf Prospectus, and the Amended and Restated Final Canadian Final Base Shelf Prospectus, and the OSC has issued a receipt (a “Receipt”) in accordance with Multilateral Instrument 11-102—Passport System and National Policy 11-202—Process for Prospectus Reviews in Multiple Jurisdictions on behalf of itself and the other applicable Canadian Securities Commissions for the Amended and Restated Final Canadian Final Base Shelf Prospectus. The term “Canadian Base Prospectus” means the Amended and Restated Final Canadian Final Base Shelf Prospectus, including documents incorporated therein by reference, at the time the Receipt was issued with respect thereto in accordance with Canadian Securities Laws, including the Shelf Procedures.  The term “Canadian Securities Laws” means securities laws of each of the provinces of Canada and the respective applicable rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the Canadian Securities Commissions.

(c)                                          U.S. Base Prospectus.  The Company has prepared and filed with the Commission pursuant to the Canada/U.S. Multi-Jurisdictional Disclosure System adopted by the Canadian Securities Commissions and the Commission (the “MJDS”), a registration statement on Form F-10 (Registration No. 333-208289) registering the offering and sale, from time to time, of the Securities under the U.S. Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), including the Canadian Base Prospectus (together with any documents incorporated therein by reference, any supplements or amendments thereto and with such deletions therefrom and additions or changes thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the Commission under the Securities Act (the “Rules and Regulations”)) (the “U.S. Base Prospectus”).  The Canadian Base Prospectus and the U.S. Base Prospectus are hereinafter collectively referred to as the “Base Prospectuses.”

(d)                                         Prospectus Supplements.  The Company will file (i) with the OSC, in accordance with the Shelf Procedures, one or more prospectus supplements setting forth the Shelf Information (as defined below) (the most recent prospectus supplement relating to the Placement Shares to be issued and sold pursuant to this Agreement, including any documents incorporated therein by reference and any supplements or amendments thereto, the (“Canadian Prospectus Supplement”), and (ii) with the Commission, the Canadian Prospectus Supplement (the most recent prospectus supplement relating to the Placement Shares to be issued and sold pursuant to this Agreement, with such deletions therefrom and additions or changes thereto as are permitted or required by Form F-10 and the applicable Rules and Regulations, the “U.S. Prospectus Supplement”).  The information, if any, included in the Canadian Prospectus Supplement that is omitted from the Canadian Base Prospectus for which a Receipt has been obtained from the OSC, but that is deemed under the Shelf Procedures to be incorporated by reference into the Canadian Base Prospectus as of each Applicable Time (as defined below), is referred to herein as the “Shelf Information.”  The U.S. Prospectus Supplement and the Canadian Prospectus Supplement are hereinafter collectively referred to as the “Prospectus Supplements.”

(e)                                          Registration Statement.  The registration statement on Form F-10, including the exhibits thereto and the documents incorporated by reference therein and including the U.S. Prospectus (as defined below), as amended at the time it became effective, is herein called the “Registration Statement.”  Any reference to any amendment or supplement to the Registration Statement or the U.S. Prospectus shall be deemed to refer to and include any documents filed with the Commission after the effectiveness of such Registration Statement or the date of such U.S. Prospectus and prior to the termination of this offering and which are incorporated by reference in such Registration Statement or U.S. Prospectus.  The Company has also filed with the Commission an appointment of agent for service of process on Form F-X (the “Form F-X”) in connection with the filing of the Registration Statement.  The term “Canadian Prospectus” shall refer to the Canadian Base Prospectus, as supplemented by the most recent Canadian Prospectus Supplement relating to the Placement Shares to be issued and sold pursuant to this Agreement, including, in each case, the documents incorporated by reference therein.  The term “U.S. Prospectus” shall refer to the U.S. Base Prospectus, as supplemented by the most recent U.S. Prospectus Supplement relating to the Placement Shares to be issued and sold pursuant to this Agreement, including, in each case, the documents incorporated by reference therein.  Any amendment to the Canadian Prospectus, and any amended or supplemented prospectus or auxiliary material, information, or document that may be filed by or on behalf of the Company under Canadian Securities Laws prior to the termination of this offering or, any such document deemed to be incorporated by reference into the Canadian Prospectus, prior to the termination of this offering, is referred to herein collectively as the “Supplementary Material.”  The U.S. Prospectus and the Canadian Prospectus are hereinafter collectively referred to as the “Prospectuses.”  Any reference herein to the Registration Statement, the Prospectuses or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference therein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectuses shall be deemed to refer to and include the filing after the execution hereof of any document with the OSC or the Commission deemed to be incorporated by reference therein (the “Incorporated Documents”).  For purposes of this Agreement, all references to the Registration Statement, the U.S. Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the

Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

Each of the Company and FBR hereby agrees and acknowledges that all sales and solicitations of sales of Placement Shares by FBR as agent of the Company shall be made solely in the United States.  FBR agrees that it will not sell, offer to sell or solicit offers to purchase Placement Shares in Canada, including through the Toronto Stock Exchange (“TSX”) or any other trading markets in Canada.

2.                                              Placements.

(a)                                         Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify FBR by email notice (or other method mutually agreed to in writing by the Parties) of the number of Placement Shares, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule 1.  The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from FBR set forth on Schedule 2, as such Schedule 2 may be amended from time to time. It is expressly acknowledged and agreed that neither the Company nor FBR will have any obligation whatsoever with respect to a Placement of any Placement Shares unless and until the Company delivers a Placement Notice to FBR and FBR does not decline such Placement Notice pursuant to the terms set forth below, and then only upon the terms specified therein and herein. Subject to the foregoing sentence, the Placement Notice shall be effective unless and until (i) FBR declines to accept the terms contained therein for any reason, in its sole discretion, by providing email notice (or other method mutually agreed to in writing by the parties) to the individuals from the Company set forth on Schedule 2, (ii) the entire amount of the Placement Shares set forth therein have been sold, (iii) the Company or FBR suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier Placement Notice, or (v) the Agreement has been terminated under the provisions of Section 13.  The amount of any discount, commission or other compensation to be paid by the Company to FBR in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

(b)                                         During the term of this Agreement, neither FBR nor any of its affiliates or subsidiaries shall engage in (A) any short sale of any security of the Company or (B) any sale of any security of the Company that FBR does not own or any sale that is consummated by the delivery of a security of the Company borrowed by, or for the account of FBR.

3.                                              Sale of Placement Shares by FBR.  Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, FBR will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state, provincial and federal laws, rules and regulations and the rules of the New York Stock Exchange (“NYSE”) and the TSX, as applicable, to sell the Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice.  FBR will provide written confirmation to each of the individuals from the Company set forth on Schedule 2 no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to FBR pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by FBR (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales.  Subject to the terms of the Placement Notice, FBR may sell Placement Shares in the United States by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NYSE, on any other existing United States trading market for the Preferred Shares or to or through a market maker.  “Trading Day” means any day on which Preferred Shares may be purchased and sold on the NYSE.

4.                                              Suspension of Sales.  The Company or FBR may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice.  Each of the parties agrees that no such notice under this Section 4 shall be effective against any other party unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time.

5.                                              Sale and Delivery to FBR; Settlement.

(a)                                         Sale of Placement Shares.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon FBR’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, FBR, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice.  The Company acknowledges and agrees that (i) there can be no assurance that FBR will be successful in selling Placement Shares, (ii) FBR will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by FBR to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Agreement and (iii) FBR shall be under no obligation to and shall not purchase Placement Shares on a principal basis pursuant to this Agreement.

(b)                                         Settlement of Placement Shares.  Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is then industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”).  The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by FBR, after deduction of (i) FBR’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any reasonable and documented transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(c)                                          Delivery of Placement Shares.  On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting FBR’s or its designee’s account (provided FBR shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, FBR will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, then in addition to and in no way limiting the rights and obligations set forth in Section 10(a) and provided that FBR has complied with its obligations in Section 3(a), it will (i) hold FBR harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to FBR (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default; provided, however, that the Company shall not be obligated to pay to FBR any commission, discount or compensation on any Placement Shares that are not timely delivered due to (i) a suspension or material limitation in trading in securities generally on NYSE or (ii) a material disruption in securities settlement or clearance services in the United States.

(d)                                         Limitations on Offering.  Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate number of Placement Shares sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement, the Maximum Amount and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s Board of Directors, and notified to FBR in writing.  Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Company’s Board of Directors, and notified to FBR in writing.

6.                                              Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with FBR that as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different time or times:

(a)                                         The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the Company’s knowledge, are threatened by the Commission.

(b)

(i)                                     the Company is eligible to use Form F-10 under the Securities Act and the Shelf Procedures;

(ii)                                  no cease trade order preventing or suspending the use of the Canadian Prospectus or preventing the distribution of the Placement Shares has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company, threatened, by any of the Canadian Securities Commissions;

(iii)                               (A) the Registration Statement, when it became effective, did not contain, and as amended or supplemented, if applicable, at each Applicable Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) the Registration Statement complies and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable Rules and Regulations;

(iv)                              (A) the U.S. Prospectus furnished to FBR for delivery to prospective investors complied and will comply in all material respects with the applicable requirements of the Securities Act and the Rules and Regulations, and (B) the U.S. Prospectus, as of the date hereof, did not, and the U.S. Prospectus, as then amended or supplemented, if applicable, at each Applicable Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they made, not misleading;

(v)                                 the Canadian Prospectus, as of the date hereof, complies, and, as then amended or supplemented, if applicable, at each Applicable Time, will comply, in all material respects with the Shelf Procedures and all other applicable Canadian Securities Laws; and

(vi)                              each of the applicable Canadian Securities Commissions has issued or is deemed to have issued receipts for the Canadian Preliminary Base Prospectus, Initial Canadian Final Base Prospectus, Preliminary and Draft Amended and Restated Canadian Final Base Shelf Prospectus, and the Amended and Restated Final Canadian Final Base Shelf Prospectus;

provided, however, that the representations and warranties set forth in this Section 6 do not apply to statements or omissions in the Registration Statement (or any amendment thereto) or the Prospectuses (or any supplement thereto) made in reliance upon or in conformity with information relating to FBR furnished to the Company in writing by or on behalf of FBR expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the name and contact information of FBR in the Prospectus Supplements or the Prospectuses (collectively, the “FBR Disclosure”).

(c)                                          The Company (i) is a corporation incorporated, organized and existing under the federal Laws of Canada, (ii) has the corporate power and capacity to own or hold its property and to conduct its business as described in the Prospectuses and to enter into and perform its obligations under this Agreement and (iii) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing, as applicable, of property requires such qualification, except where the failure so to qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.  For purposes of this Agreement, the term “Material Adverse Effect” means an effect that is materially adverse to the general affairs, business, management, financial position, shareholders’ equity or results of operations of the Company and its Subsidiaries (as hereinafter defined), taken as a whole. No proceedings have been taken, instituted or are pending for the dissolution, winding up or liquidation of the Company or any of the Material Subsidiaries;

(d)                                         The Company does not have any direct or indirect subsidiary that is material to the Company (taken as a whole), other than Just Energy Corp., Just Energy Ontario L.P. (Ontario), Just Energy Alberta L.P. (Alberta), Just Green L.P. (Alberta), Just Energy Manitoba L.P. (Manitoba), Just Energy B.C. Limited Partnership (British Columbia), Just Energy Québec L.P. (Quebec), Just Energy Prairies L.P. (Manitoba), Just Energy Trading L.P. (Ontario), Hudson Energy Canada Corp. (Canada), Just Energy (U.S.) Corp.; Just Energy Illinois Corp.; Just Energy Indiana Corp.; Just Energy Massachusetts Corp.; Just Energy New York Corp.; Just Energy Texas I Corp.; Just Energy Texas LP (Texas); Just Energy Pennsylvania Corp.; Commerce Energy, Inc. (California); Just Energy Marketing Corp.; Just Energy Michigan Corp.; Hudson Energy Services LLC (New Jersey); Just Energy Limited; Fulcrum Retail Energy LLC d/b/a Amigo Energy (Texas); Tara Energy, LLC (Texas); Just Solar Holdings Corp,

Hudson Energy Supply UK Limited, and Just Insurance Limited (collectively, the “Material Subsidiaries”). Each subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”) has been duly created, incorporated or amalgamated and is validly existing under the laws of the jurisdiction under which it has been created, incorporated or amalgamated, and has all requisite power and capacity to own, lease and operate its properties and assets and to carry on its business as presently conducted and described in the Prospectuses; and is duly qualified to do business and is in good standing or equivalent status in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except as would not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in or incorporated by reference in the Prospectuses, or other than security interests in favor of the Collateral Agent (as defined in the seventh amended and restated loan agreement dated December 30, 2016 among, Just Energy Ontario L.P., Just Energy (U.S.) Corp., Canadian Imperial Bank of Commerce, National Bank of Canada and Canadian Imperial Bank of Commerce (the “Credit Agreement”)) under the Security (as defined in the Credit Agreement) and any “Permitted Encumbrances” under the Credit Agreement, the pledge of shares of Hudson Energy Supply UK Limited to Shell Energy Europe Limited and the warrants to subscribe for shares in the capital of Hudson Energy Supply UK Limited held by Shell Energy Europe Limited, (i) the Company is the beneficial owner, directly or indirectly, of all of the outstanding shares or other equity interests of the Material Subsidiaries with good title thereto free and clear of any and all encumbrances; and (ii) there are no options, warrants or privileges (whether present or future, contingent or absolute, pre-emptive or contractual) or any other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Material Subsidiaries of any securities of the Material Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities or interests of the Material Subsidiaries.  All of the issued and outstanding capital stock (or other ownership interest) of each Material Subsidiary has been duly and validly authorized and issued, is fully paid and non-assessable;

(e)                                          As of the date of this Agreement, the Company has an authorized capitalization as set forth in the Prospectuses, and all of the issued and outstanding share capital of the Company has been duly and validly authorized and issued, is fully paid and non-assessable and conforms in all material respects to the descriptions thereof contained in the Prospectuses; and except as set out in this Agreement or as disclosed in or incorporated by reference into the Registration Statement and the Prospectuses, none of the issued and outstanding share capital of the Company is subject to any preemptive or similar rights;

(f)                                           The Placement Shares to be sold by the Company pursuant to this Agreement have been duly authorized for issuance and sale and, when issued and delivered by the Company in accordance with the terms of this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and will conform in all material respects to the description thereof contained in the U.S. Prospectus Supplement. The common shares of the Company (the “Common Shares”) issuable upon a conversion of the Preferred Shares in accordance with the terms of the Preferred Shares (the “Underlying Shares”) will have been duly authorized and reserved for issuance, and when issued and delivered in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and non-assessable. The issuance of the Placement Shares and the Underlying Shares, if any, is not subject to any preemptive or similar right, except for such rights that have been waived or satisfied;

(g)                                          All necessary action has been taken by the Company to authorize the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, and this Agreement has been duly executed and delivered and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court);

(h)                                         Except for the consent of the lenders, if required, under the Credit Agreement to use the proceeds of the offering of the Placement Shares to repay certain indebtedness of the Company, the issue and sale of the Placement Shares, the issue of the Underlying Shares, the execution of this Agreement, the Registration Statement and the Prospectuses by the Company and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound or to which any of the property or assets of the Company or any of the Subsidiaries is subject, nor will such action result in any violation of the provisions of the certificate or articles of incorporation or by-laws (or other organization documents) of the Company or any of the Subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Subsidiaries or any of their properties and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Placement Shares (or the issue of the Underlying Shares) or the consummation by the Company of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders, registrations or qualifications (i) as may be required under the Securities Act or the Exchange Act, applicable securities exchange or automated quotation systems, or the blue sky laws of any relevant jurisdictions or the bylaws and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the issue and sale of the Placement Shares (or the issue of the Underlying Shares) by the Company, (ii) as will have been obtained or made on or prior to each Applicable Time, or (iii) as may be required with respect to the filing of the Registration Statement or the Prospectuses and (iv) where the failure to obtain such consents, approvals, authorizations, orders, registrations, or qualifications would not impair, in any material respect, the ability of the Company to issue and sell the Placement Shares (or issue the Underlying Shares) or to consummate the transactions contemplated by this Agreement; and there is no legal or governmental action, proceeding or investigation pending or, to the knowledge of the Company, threatened, which would question the validity of the creation, issuance, sale or other distribution of the Placement Shares (or the Underlying Shares) or the validity of any action taken or to be taken by the Company in connection with this Agreement;

(i)                                             The consolidated financial statements of the Company, including balance sheets and consolidated statements of earnings, shareholders’ equity and cash flows, and the notes thereto, incorporated by reference in the Registration Statement and Prospectuses are complete and correct in all material respects and present fairly the consolidated financial position of the Company as at the dates and for the periods indicated, and have been prepared in accordance with Canadian generally accepted accounting principles consistently applied (except as disclosed therein) and applicable Canadian Securities Laws.  The non-International Financial Reporting Standards financial information of the Company set forth in the documents incorporated by reference, in so far as it relates to the Company, is correct in all material respects as of the date of such information;

(j)                                            Ernst & Young LLP (“EY”), who has provided an audit report on certain financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectuses is and was during the periods covered by such financial statements an independent registered public accounting firm with respect to the Company, as required by the Securities Act and the Rules and Regulations and Canadian Securities Laws;

(k)                                         Except as disclosed in or incorporated by reference into the Prospectuses; (i) neither the Company nor any Material Subsidiary has sustained, since the date of the latest audited financial statements included in the Prospectuses, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectuses; and, (ii) since the respective dates as of which information is given in the Registration Statement and the Prospectuses, (1) there has not been any Material Adverse Effect, and (2) except for the quarterly dividends paid or  to be paid on the Common Shares and Preferred Shares in the ordinary course, there has been no extraordinary or special dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock;

(l)                                             Neither the Company nor any of the Material Subsidiaries is (1) in violation of its certificate or articles of incorporation or bylaws (or other constating documents), or (2) in violation of any law, ordinance, administrative or governmental rule or regulation applicable to the Company or any of the Material Subsidiaries, or (3) in violation of any decree of any court or governmental agency or body having jurisdiction over the Company or any of the Subsidiaries, or (4) in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any material agreement, indenture, lease or other instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound, except, in the case of clauses (2), (3) and (4), where any such violation or default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(m)                                     Except (i) as disclosed in or incorporated by reference into the Registration Statement or in the Prospectuses, (ii) the security interests in favor of the Collateral Agent under the Security (as defined in the Credit Agreement), (iii) any “Permitted Encumbrances” under the Credit Agreement, (iv) the pledge of shares of Hudson Energy Supply UK Limited to Shell Energy Europe Limited, (v) the warrants to subscribe for shares in the capital of Hudson Energy Supply UK Limited held by Shell Energy Europe Limited, (vi) the security interests in favor of Shell Energy Europe Limited over the assets of Hudson Energy Supply UK Limited, or (vii) as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Company and each Subsidiary has good and marketable title to all real and personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement or the Prospectuses; (ii) any real property and buildings held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases; and (iii) the Company and the Subsidiaries are the beneficial owners of the properties, business and assets or the interests in the properties, business or assets referred to as owned by them in the Registration Statement or the Prospectuses;

(n)                                         Except as disclosed in or incorporated by reference into the Registration Statement or the Prospectuses, there are no legal or governmental proceedings pending to which the Company or any of the Subsidiaries is a party or of which any property of the Company or any of the Subsidiaries is the subject which, if determined adversely to the Company or such Subsidiary, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or would prevent or impair the consummation of the transactions contemplated by this Agreement, or which are required to be described in the Registration Statement and Prospectuses; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others;

(o)                                         The Company and the Subsidiaries possess all permits, licenses, approvals, consents and other authorizations (collectively, “Permits”) issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct the businesses now operated by them; the Company and the Subsidiaries are in compliance with the terms and conditions of all such Permits and all of the Permits are valid and in full force and effect, except, in each case, where such failure to receive any required Permits, such failure to comply or where the invalidity of such Permits or the failure of such Permits to be in full force and effect, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any Material Subsidiary has received any notice of proceedings relating to the revocation or material modification of any such Permits or a notice of non-compliance in respect of such Permits, except for any notice, revocation or modification which would not reasonably be expected to result in a Material Adverse Effect;

(p)                                         Except as disclosed in or incorporated by reference into the Registration Statement or the Prospectuses or as would not reasonably be expected to result in a Material Adverse Effect, the Company and the Subsidiaries own or possess, or can acquire on reasonable terms, all licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names, patents and patent rights (collectively “Intellectual Property”) material to carrying on their businesses as described in the Prospectuses, and neither the Company nor any Subsidiary has received any correspondence relating to any Intellectual Property or notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which would render any Intellectual Property invalid or inadequate to protect the interest of the Company and the Subsidiaries and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(q)                                         Except as disclosed in or incorporated by reference into the Registration Statement or the Prospectuses, or as would not reasonably be expected to result in a Material

Adverse Effect on the Company and its Subsidiaries, taken as a whole, there is currently no labor disruption with respect to the employees or independent contractors of the Company or any of its Subsidiaries, or to the knowledge of the Company is imminent;

(r)                                            The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for; and the Company has no reason to believe that either it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue its business as now conducted at a cost that would not reasonably be expected to result in a Material Adverse Effect;

(s)                                           The Company and each of its Material Subsidiaries have made and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Material Subsidiaries.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations; and (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards and to maintain accountability for assets;

(t)                                            Since the date of the latest audited financial statements included in the Propectuses, (i) the Company has not been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company and each of its Material Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Material Subsidiaries, and (ii) since that date, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(u)                                         The Company maintains disclosure controls and procedures (as such term is defined National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) that comply with the requirements of Canadian Securities Laws; such disclosure controls and procedures are effective in all material respects in performing the functions for which they were established;

(v)                                         Except as set forth in the Registration Statement or the Prospectuses, all United States federal income tax returns, Canadian federal income tax returns and Canadian provincial income tax returns of the Company and the Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and the Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, provincial, local or other law, except insofar as the failure to file such returns, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  To the knowledge of the Company, the charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any income and corporation tax liability for any years not finally determined are adequate in all material respects to meet any assessments or re-assessments for additional income tax for any years not finally determined; there are no audits known by the Company’s management to be pending of the tax returns of the Company or any of the Subsidiaries (whether federal, state, provincial, local or foreign) and there are no outstanding claims which have been or, to the knowledge of the Company, may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would reasonably be expected to result in a Material Adverse Effect; no domestic or foreign taxation authority has asserted or, to the Company’s knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Company or any of the Subsidiaries (including, without limitation, any predecessor companies) filed for any year which would reasonably be expected to result in a Material Adverse Effect;

(w)                                       There are no statutes, regulations, documents or contracts of a character required to be described in the Registration Statement or Prospectuses or to be filed as an exhibit to the Registration Statement which are not described or filed as required;

(x)                                         Except as disclosed in or incorporated by reference in the Registration Statement or the Prospectuses, (i) Neither the Company nor any of the Material Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the premises that are material to the Company and the Subsidiaries, taken as a whole, and which the Company or any of the Subsidiaries occupies as tenant (“Leased Premises”), any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licenses, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (including, without limitation, the use, production, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances) (collectively “Environmental Laws”) which would reasonably be expected to result in a Material Adverse Effect; (ii) without limiting the generality of (i) above, the Company and each of the Subsidiaries, to the knowledge of the Company: (A) has operated the Leased Premises and those other properties owned, leased or managed by it; and (B) has received, handled, used, stored, treated, shipped and disposed of all pollutants, contaminants, hazardous or toxic materials, controlled or dangerous substances or wastes, in compliance with all applicable Environmental Laws other than where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; (iii) there are no orders, rulings or directives issued, pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Company or any of the Subsidiaries (including the Leased Premises) which would reasonably be expected to result in a Material Adverse Effect; (iv) no written notice with respect to any of the matters referred to in (i), (ii) or

(iii) above, including any alleged violations by the Company or any of the Subsidiaries with respect thereto has been received by the Company or any Subsidiary, (v) no writ, injunction, order or judgment is outstanding, and no legal proceeding under or pursuant to any Environmental Laws or relating to the ownership, use, maintenance or operation of the property and assets of the Company or any of the Subsidiaries (including the Leased Premises) is commenced, in progress or awaiting decision or to the knowledge of the Company threatened, which would reasonably be expected to result in a Material Adverse Effect; and (vi) to the knowledge of the Company, there are no grounds on which any such legal proceeding might be commenced with any reasonable likelihood of success which would reasonably be expected to result in a Material Adverse Effect;

(y)                                         Except as disclosed in or incorporated by reference into the Registration Statement or the Prospectuses, or as would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Company for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (the “Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Canadian Securities Laws and the Securities Act;

(z)                                          Neither the Company nor any of its Subsidiaries, or, to the Company’s knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder), or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment;

(aa)                                  There is and has been no failure on the part of the Company or to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, with which any of them is required to comply, including Section 402 related to loans;

(bb)                                  Except as disclosed in or incorporated by reference into the Registration Statement or the Prospectuses, there are no contracts, agreements or understandings between the Company and any “person” (which term shall, throughout this Agreement, also refer to entities) granting such person the right to require the Company to file a registration statement under the Securities Act or a prospectus under Canadian Securities Laws, as applicable, with respect to any securities of the Company or to require the Company to include such securities with the Placement Shares registered pursuant to the Registration Statement or qualified pursuant to the Canadian Prospectus;

(cc)                                    The Company is not and, after giving effect to the offering and sale of the Placement Shares as contemplated herein and the application of the net proceeds therefrom as described in the Prospectuses, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(dd)                                  The Company has not distributed and, prior to the later to occur of the Settlement Date and completion of distribution of the Placement Shares, will not distribute any offering materials in connection with the offering and sale of the Placement Shares, other than the Registration Statement, the Prospectuses and any Issuer Free Writing Prospectus (if any); and the Company has not taken and will not take, directly or indirectly, any action designed to cause or result in, or which constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Placement Shares;

(ee)                                    Any statistical and market and industry-related data included in the Registration Statement or the Prospectuses is based on or derived from sources which the Company believes to be reliable and accurate and all such data included in the Registration Statement or the Prospectuses accurately reflects the materials upon which it is based or from which it was derived;

(ff)                                      The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, without limitation, the applicable anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(gg)                                    (i) Neither of the Company nor any of the Subsidiaries (collectively, the “Entity”), nor to the knowledge of the Entity, any director, executive officer, employee, agent or representative of the Entity acting on the Entity’s behalf, is a person that is, or is owned or controlled by a person that is:

(A)                               the subject of any sanctions administered or enforced by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or

(B)                               located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria), except to the extent permitted by OFAC.

(ii)  The Entity will not, directly or indirectly, use the proceeds of the offering of the Placement Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person:

(A)                               for the purpose of funding or facilitating any activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, except to the extent permitted thereunder; or

(B)                               in any other manner that will result in a violation of Sanctions by any person solely as a result of the Company making such proceeds from the offering available to any such person.

(iii)                               For the past five (5) years, the Entity has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions except to the extent permitted thereunder.

(hh)                                  The Company has a reasonable basis for disclosing all forward-looking information contained in the Registration Statement or the Prospectuses;

(ii)                                          As of the date of this Agreement, the following indebtedness of the Company is outstanding: (i) US$150 million principal amount of 6.5% senior unsecured convertible bonds issued on January 29, 2014 (the “Euro Bonds”) (which bonds are convertible into approximately 15,997,952 Common Shares), (ii) $100 million of 5.75% convertible extendible unsecured subordinated debentures issued on September 22, 2011 (which debentures are convertible into approximately 5,602,240 Common Shares), (iii) $160 million of 6.75% convertible unsecured senior subordinated debentures issued on October 5, 2016 (which debentures are convertible into approximately 17,204,304 Common Shares), and (iv) as at January 13, 2017, $22.5 million was outstanding under the Credit Agreement;

(jj)                                        Computershare Trust Company of Canada, at its principal office in Toronto, has been duly appointed as the registrar and transfer agent in respect of the Preferred Shares of the Company (including the Placement Shares);

(kk)                                  Each of the issued and outstanding Preferred Shares are listed and posted for trading on the NYSE and the TSX;

(ll)                                          No order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Placement Shares or any other security of the Company has been issued or made by any Canadian Securities Commission, the Commission or stock exchange or any other regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge the Company, contemplated or threatened by any such authority;

(mm)                          Neither the Company nor any of the Subsidiaries are prohibited, restricted or impeded, directly or indirectly, from declaring or paying any dividends, from making any other distribution on their capital stock or other securities, from paying any interest or repaying any loans, advances or other indebtedness of the Company or any of the Subsidiaries, except as otherwise described or incorporated by reference in the Registration Statement or the Prospectuses or as provided under applicable law or as restricted by the Credit Agreement; dividends payable on the Preferred Shares are Permitted Distributions (as such term is defined in the Credit Agreement) under the Credit Agreement;

(nn)                                  The Company is a reporting issuer, or the equivalent thereof, under the Canadian Securities Laws of all provinces and territories of Canada where such concept exists; the Company is not currently in default in any material respect of any requirement of the Canadian Securities Laws and the Company is not included on a list of defaulting reporting issuers maintained by any of the Canadian Securities Commissions; in particular, without limiting the generality of the foregoing, as of the date of this Agreement, the Company is in compliance with its obligations to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and, except for any material change report the Company may file in connection with the offering of the Placement Shares, there is no material change relating to the Company that has occurred and with respect to which the requisite material change report has not been filed;

(oo)                                  Subject to the qualification noted at the end of this Section 6(oo), the minute books and records of the Company that the Company has made available to FBR in connection with their due diligence investigation for the periods from their respective dates of incorporation to the date of examination thereof, are all of the minute books and records of the Company, and contain copies, or draft copies, of all proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of the Company, as the case may be; there have been no other meetings, resolutions or proceedings of the shareholders, boards of directors or any committees of the boards of directors of the Company, as the case may be, to the date of review of such records and minute books not reflected in such minute books and other records, other than those which have been disclosed to FBR or their counsel or which are not material in the context of the Company; the share or unit registries of the Canadian Material Subsidiaries made available to FBR in connection with their due diligence investigation are true and correct and represent all the shareholdings or unitholding, as applicable, of such Subsidiaries;

(pp)                                  Except as provided herein or disclosed in or incorporated by reference into the Registration Statement or the Prospectuses, there is no person, acting for the Company or any of the Material Subsidiaries that is entitled to any brokerage or finder’s fee in connection with this Agreement or any of the transactions contemplated hereunder;  and

(qq)                                  With respect to each of the Leased Premises, the Company or any of the Material Subsidiaries, as applicable, occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Company or the Material Subsidiaries occupies the Leased Premises is in good standing and in full force and effect; the performance of obligations pursuant to and in compliance with the terms of this Agreement and the completion of the transactions described herein by the Company, will not afford any of the parties to such leases or any other person the right to terminate such lease or result in any additional or more onerous obligations under such leases, except as would not reasonably be expected to have a Material Adverse Effect.

Any certificate signed by any officer of the Company delivered to FBR or to counsel for FBR shall be deemed a representation and warranty by the Company to FBR as to the matters covered thereby.

7.                                              Covenants of the Company.  The Company covenants and agrees with FBR that:

(a)                                         Registration Statement Amendments.  After the date of this Agreement and during any period in which a U.S. Prospectus relating to any Placement Shares is required to be delivered by FBR under the Securities Act (the “Prospectus Delivery Period”), (i) the Company will notify FBR promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference or amendments not related to any Placement, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information related to the Placement, (ii) the Company will not file any amendment or supplement to the Registration Statement or the U.S. Prospectus relating to the Placement Shares unless a copy thereof has been submitted to FBR within a reasonable period of time before the filing and FBR has not reasonably objected thereto (provided, however, (A) that the failure of FBR to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect FBR’s right to rely on the representations and warranties made by the Company in this Agreement, and (B) that the Company has no obligation to provide FBR any advance copy of such filing or to provide FBR an opportunity to object to such filing if such filing does not name FBR or does not relate to the transactions contemplated hereunder, and provided, further, that the only remedy FBR shall have with respect to the failure by the Company to provide FBR with such copy shall be to cease making sales under this Agreement) and the Company will furnish to FBR at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or U.S. Prospectus, except for those documents available via EDGAR; and (iii) the Company will cause each amendment or supplement to the U.S. Prospectus to be filed with or furnished to the Commission as required pursuant to General Instruction II.E of Form F-10 or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not to file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).

(b)                                         Notice of Commission Stop Orders. During the Prospectus Delivery Period, the Company will advise FBR promptly after it receives notice or obtains knowledge thereof of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Company will advise FBR promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplements to the U.S. Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Shares or for additional information related to the Registration Statement, the U.S. Prospectus or any Issuer Free Writing Prospectus.

(c)                                          Delivery of Prospectus; Subsequent Changes.  During the Prospectus Delivery Period, the Company will use its commercially reasonable efforts to comply with all requirements imposed upon it by the Securities Act and Canadian Securities Laws, to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with or furnished to the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act, as applicable. If during the Prospectus Delivery Period any event occurs as a result of which the U.S. Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during the Prospectus Delivery Period  it is necessary to amend or supplement the Registration Statement or U.S. Prospectus to comply with the Securities Act, the Company will promptly notify FBR to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or U.S. Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance; provided, however, that the Company may delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company.

(d)                                         Listing of Placement Shares.  During the Prospectus Delivery Period, the Company will use its commercially reasonable efforts to cause the Placement Shares to be conditionally accepted for listing on the NYSE and the TSX.

(e)                                          Delivery of Registration Statement and Prospectus.  The Company will furnish to FBR and its counsel (at the reasonable expense of the Company) copies of the Registration Statement, the U.S. Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or U.S. Prospectus that are filed with the Commission during the Prospectus Delivery Period (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein) in each case as soon as reasonably practicable and in such quantities as FBR may from time to time reasonably request and, at FBR’s request, will also furnish copies of the U.S. Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the U.S. Prospectus) to FBR to the extent such document is available on EDGAR.

(f)                                           Use of Proceeds.  The Company will use the Net Proceeds as described in the U.S. Prospectus in the section entitled “Use of Proceeds.”

(g)                                          Notice of Other Sales.  During the pendency of any Placement Notice given hereunder, the Company shall provide FBR with written notice as promptly as reasonably possible before it will, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Preferred Shares (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Preferred Shares, warrants or any rights to purchase or acquire, Preferred Shares.  In addition, while this Agreement is in force and shall not have expired, terminated or been terminated, during the period beginning on the fifth (5th) Trading Day immediately prior to the date on which any Placement Notice is delivered to FBR hereunder and ending on the fifth (5th) Trading Day immediately following the final Settlement Date with respect to Placement Shares sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Placement Shares covered by a Placement Notice, the date of such suspension or termination), the Company will not, directly or indirectly, sell, contract to sell, grant any option to sell or otherwise dispose of any Preferred Shares (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Preferred Shares, warrants or any rights to purchase or acquire, Preferred Shares in any other “at-the-market” offering. In the event that notice of a proposed sale is provided by the Company to this Section 7(g), FBR may (and shall if requested by the Company) suspend activity under this Agreement for such period of time as may be requested by the Company or as may be deemed appropriate by FBR.

(h)                                         Change of Circumstances.  The Company will, at any time during the pendency of a Placement Notice given hereunder, advise FBR promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to FBR pursuant to this Agreement.

(i)                                             Due Diligence Cooperation.  During the term of this Agreement, the Company will cooperate with any reasonable due diligence review conducted by FBR or its representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as FBR may reasonably request.

(j)                                            Required Filings Relating to Placement of Placement Shares.  The Company agrees to disclose in its quarterly reports, annual information form or annual report on Form 40-F or 20-F, as applicable, the amount of Placement Shares sold through FBR, the Net Proceeds received by the Company with respect to all such sales pursuant to this Agreement and the compensation payable by the Company to FBR with respect to all such sales pursuant to this Agreement.

(k)                                         Representation Dates; Certificate.  On or prior to the delivery of the first Placement Notice and each time the Company subsequently:

(i) amends or supplements the Registration Statement or the U.S. Prospectus relating to the Placement Shares (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) by means of a post-effective amendment, sticker or supplement, but not by means of incorporation of documents by reference into the Registration Statement or the U.S. Prospectus relating to the Placement Shares;

(ii) files an annual report on Form 20-F or Form 40-F under the Exchange Act (including any Form 20-F/A or Form 40-F/A that contains restated financial statements); or

(iii) furnishes its unaudited interim financial statements and management’s discussion and analysis on Form 6-K under the Exchange Act

(each date of filing of one or more of the documents referred to in clauses (i) through (iii) shall be a “Representation Date”);

the Company shall furnish FBR with a certificate, in the form attached hereto as Exhibit 7(k) within five (5) Trading Days.  The requirement to provide a certificate under this Section 7(k) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Placement Shares prior to the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 20-F or Form 40-F.  Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide FBR with a certificate under this Section 7(k), then before the Company delivers the Placement Notice or FBR sells any Placement Shares, the Company shall provide FBR with a certificate, in the form attached hereto as Exhibit 7(l), dated the date of the Placement Notice.

(l)                                             Legal Opinions.  On or prior to the date of the first Placement Notice given hereunder, the Company shall cause to be furnished to FBR written opinions of each of Fasken Martineau DuMoulin LLP and Andrews Kurth Kenyon LLP (collectively, “Company Counsel”), or other counsel reasonably satisfactory to FBR in the form attached hereto as Exhibit 7(l). Thereafter, within five (5) Trading Days after each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(k) for which no waiver is applicable, and not more than once per calendar quarter, the Company shall cause to be furnished to FBR a written letter of Andrews Kurth Kenyon LLP providing negative assurance with respect to matters disclosed in the U.S. Prospectus as of the Applicable Time; provided, however, that in lieu of such negative assurance for Representation Dates subsequent to the date of this Agreement, Andrews Kurth Kenyon LLP may furnish FBR with a letter (a “Reliance Letter”) to the effect that FBR may rely on the negative assurance letters previously delivered under this Section 7(l) to the same extent as if such prior letter was dated the date of such letter (except that statements in such prior letter shall be deemed to relate to the Registration Statement and the U.S. Prospectus, as applicable, as amended or supplemented as of the date of the Reliance Letter).

(m)                                     Comfort Letter.  (1) On or prior to the delivery of the first Placement Notice and (2) within five (5) Trading Days after the filing by the Company of an annual report on Form 20-F or Form 40-F under the Exchange Act (including any Form 20-F/A or Form 40-F/A that contains restated financial statements), the Company shall cause its independent accountants to furnish FBR letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(m).  The Comfort Letter from the Company’s independent accountants shall be in a form and substance reasonably satisfactory to FBR, (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial

Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the U.S. Prospectus, as amended and supplemented to the date of such letter.

(n)                                         Market Activities.  The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Preferred Shares or (ii) sell, bid for, or purchase Preferred Shares in violation of Regulation M, as applicable, or pay anyone any compensation for soliciting purchases of the Placement Shares other than FBR.

(o)                                         Investment Company Act.  The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor any of its Subsidiaries will be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not considered an investment company.

(p)                                         No Offer to Sell.  Other than an Issuer Free Writing Prospectus approved in advance by the Company and FBR in its capacity as agent hereunder, neither FBR nor the Company (including its agents and representatives, other than FBR in their capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Securities Act), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.

(q)                                         Sarbanes-Oxley Act.  The Company will maintain disclosure controls and procedures and internal controls over financial reporting (each as defined in Rule 13a-15 under the Exchange Act) that comply with the requirements of the Exchange Act applicable to the Company.

8.                                              Representations and Covenants of FBR.  FBR represents, warrants and covenants to the Company that it is duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which FBR is exempt from registration or such registration is not otherwise required.  FBR shall continue, for the term of this Agreement, to be duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which FBR is exempt from registration or such registration is not otherwise required, during the term of this Agreement. FBR will comply with all applicable law and regulations in connection with the Placement Shares, including but not limited to Regulation M under the Exchange Act.

9.                                              Payment of Expenses.  The Company will pay all expenses incident to the performance of its obligations under this Agreement, including expenses related to (i) the preparation, filing, including any fees required by the Commission, and printing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each Issuer Free Writing Prospectus, in such number as FBR shall reasonably deem necessary, (ii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to FBR, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes (other than income taxes) payable upon the sale, issuance or delivery of the Placement Shares to FBR, (iii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iv)  the actual and documented fees and expenses of the transfer agent and registrar for the Preferred Shares, (v) the filing fees incident to any review by FINRA of the terms of the sale of the Placement Shares, (vi) the fees and disbursements of counsel to FBR in an amount not to exceed $60,000, and (vii) the fees and expenses incurred in connection with the listing of the Placement Shares on the NYSE.

10.                                       Conditions to FBR’s Obligations.  The obligations of FBR hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by FBR of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing satisfaction (or waiver by FBR in its sole discretion) of the following additional conditions:

(a)                                         Registration Statement Effective.  The Registration Statement shall have become effective and shall be available for the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b)                                         No Material Notices.  None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectuses; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that requires the making of any changes in the Registration Statement, the Prospectuses or material documents incorporated therein so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectuses, they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)                                          No Misstatement or Material Omission.  FBR shall not have advised the Company that the Registration Statement or U.S. Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in FBR’s reasonable opinion is material, or omits to state a fact that in FBR’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d)                                         Material Changes.  Except as contemplated in the U.S. Prospectus, or disclosed in or incorporated by reference into the Company’s reports filed with or furnished to the Commission, there shall not have been any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect the effect of which, in the reasonable judgment of FBR (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the U.S. Prospectus.

(e)                                          Legal Opinions.  FBR shall have received the opinions and letters of Company Counsel, as applicable, required to be delivered pursuant Section 7(l) on or before the date on which such delivery of such opinions and letters are required pursuant to Section 7(l).

(f)                                           Comfort Letter.  FBR shall have received the Comfort Letter required to be delivered pursuant to Section 7(m) on or before the date on which such delivery of such letter is required pursuant to Section 7(m).

(g)                                          Representation Certificate.  FBR shall have received the certificate required to be delivered pursuant to Section 7(k) on or before the date on which delivery of such certificate is required pursuant to Section 7(k).

(h)                                         No Suspension.  Trading in the Preferred Shares shall not have been suspended on the NYSE or the TSX and the Preferred Shares shall not have been delisted from either the NYSE or the TSX.

(i)                                             Other Materials.  On each date on which the Company is required to deliver a certificate pursuant to Section 7(k), the Company shall use its commercially reasonable efforts to furnish to FBR such appropriate further information, certificates and documents as FBR may reasonably request. All such information, certificates and other documents will be in compliance with the provisions hereof. The Company will furnish FBR with such conformed copies of such certificates and other documents as FBR shall reasonably request.

(j)                                            Securities Act Filings Made.  All filings with the Commission required by Form F-10 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Form F-10.

(k)                                         Approval for Listing.  The Placement Shares shall either have been approved for listing on the NYSE and the TSX, subject only to notice of issuance, or the Company shall have filed an application for listing of the Placement Shares on the NYSE and the TSX at, or prior to, the issuance of any Placement Notice.

(l)                                             No Termination Event.  There shall not have occurred any event that would permit FBR to terminate this Agreement pursuant to Section 13(a).

11.                                       Indemnification and Contribution.

(a)                                         Company Indemnification.  The Company agrees to indemnify and hold harmless FBR, its directors, officers, and employees and each person, if any, who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses (other than loss of profits), liabilities, claims, damages and expenses whatsoever as incurred (including without limitation, reasonable and documented attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which FBR or any of them may become subject under the Securities Act, the Exchange Act, Canadian Securities Laws or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of, are based upon or are cause or incurred, whether directly or indirectly, by reason of any (i) untrue statement or alleged untrue statement of a material fact included in the Registration Statement, as originally filed or any amendment thereof, or any post-effective amendment thereof, any related Issuer Free Writing Prospectus or the Prospectuses (or any amendment or supplement thereto), or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectuses, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, liability, claim, damage or expenses arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectuses or in any related Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in strict conformity with information furnished to the Company in writing by FBR expressly for use therein.

(b)                                         FBR Indemnification.  FBR agrees to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who shall have signed the Registration Statement or the Canadian Prospectus, and each other person, if any, who (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company, against any and all losses (other than loss of profits), liabilities, claims, damages and expenses whatsoever as incurred (including without limitation, reasonable and documented attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, Canadian Securities Laws or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon or are caused or incurred, whether directly or indirectly, by reason of any (i) untrue statement or alleged untrue statement of a material fact included in the Registration Statement, as originally filed or any amendment thereof, or any post-effective amendment thereof, any related Issuer Free Writing Prospectus or the Prospectuses (or any amendment or supplement thereto), or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectuses, in the light of the circumstances under which they were made, not misleading, in each case, to the extent, but only to the extent, that any such loss, liability, claim, damage or expenses arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectuses or in any related Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in strict conformity with information furnished to the Company in writing by FBR expressly for use therein.

(c)                                          Procedure.  Promptly after receipt by an indemnified party under Section 11(a) or 11(b) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such Section, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 11).  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and jointly with any other indemnifying party similarly notified, to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party).  Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the reasonable and documented fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded, based on the legal opinion of external legal counsel, that there may be defenses available to it or them which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such reasonable and documented fees and expenses shall be borne by the indemnifying parties.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, which counsel, in the event of indemnified parties under Section 11(a), shall be selected by FBR.  No indemnifying party or indemnified party shall, without the written consent of the indemnified party (in the case of the indemnifying party) or the indemnifying party (in the case of the indemnified party), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party or indemnifying party, as applicable, is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party (in the case of the indemnifying party) or the indemnifying party (in the case of the indemnified party) from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party or indemnifying party, as applicable.

(d)                                         Contribution.  If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under Section 11(a) or 11(b) in respect of any losses, liabilities, claims, damages or expenses (or actions in respect thereof)

referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages or expenses (or actions in respect thereof) (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Placement Shares, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and FBR on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (net of commissions to FBR but before deducting expenses) received by the Company bear to the total compensation actually received by FBR (before deducting expenses) from the sale of Placement Shares on behalf of the Company.  The relative fault of the Company on the one hand and FBR on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by FBR and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and FBR agree that it would not be just and equitable if contributions pursuant to this Section 11(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 11(d).  Notwithstanding the provisions of this Section 11(d), FBR shall not be required to contribute any amount in excess of the amount by which the total price at which the Placement Shares distributed to the public by FBR in accordance with this Agreement exceeds the amount of any damages which FBR has otherwise been required to pay by reason of such untrue or alleged untrue statement or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)                                          The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

12.                                       Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 11 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of FBR, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

13.                                       Termination.

(a)                                         FBR may terminate this Agreement, by notice to the Company, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectuses, any Material Adverse Effect, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which, in the reasonable judgment of FBR, makes it impractical or inadvisable to sell the Placement Shares hereunder, (3) if trading in the Preferred Shares has been suspended or limited by the Commission or the Exchange, or if trading generally on the NYSE has been suspended or limited, or minimum prices for trading have been fixed on the NYSE, (4) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.  If FBR elects to terminate this Agreement as provided in this Section 13(a), FBR shall provide the required notice as specified in Section 14 (Notices).

(b)                                 (i)                                     The Company shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement.

(ii)                                  If FBR declines any commercially reasonable Placement Notice pursuant to Section 2 of this Agreement, then the Company shall have the right to terminate this Agreement by giving written notice of termination to FBR. Any such termination shall be effective immediately upon a delivery of a termination notice by the Company to FBR.

Any termination pursuant to Section 12(b) shall be without liability of any party to any other party except that the provisions of Section 9, Section 11, Section 12, Section 18 and Section 19 hereof shall remain in full force and effect notwithstanding such termination.

(c)                                          FBR shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 9, Section 11, Section 12, Section 18 and Section 19 hereof shall remain in full force and effect notwithstanding such termination.

(d)                                         Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through FBR on the terms and subject to the conditions set forth herein, except that the provisions of

Section 9, Section 11, Section 12, Section 18 and Section 19 hereof shall remain in full force and effect notwithstanding such termination.

(e)                                          This Agreement shall remain in full force and effect unless terminated pursuant to Sections 13(a), (b), (c) or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 9, Section 11, Section 12, Section 18 and Section 19 hereof shall remain in full force and effect.  Upon termination of this Agreement, the Company shall not have any liability to FBR for any discount, commission or other compensation with respect to any Placement Shares not otherwise sold by FBR under this Agreement.

(f)                                           Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by FBR or the Company, as the case may be.  If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

14.                                       Notices.  All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to FBR, shall be delivered to:

FBR Capital Markets & Co.
1300 N. 17th Street

Suite 1400

Arlington, VA 22209

Attention: Legal Department

with a copy to:

Duane Morris LLP

One Riverfront Plaza

1037 Raymond Blvd.

Suite 1800

Newark, NJ 07102

Attention:  Dean M. Colucci

Email: dmcolucci@duanemorris.com

And if to the Company, shall be delivered to:

Just Energy Group Inc.

First Canadian Place

100 King Street West

Suite 2630

Toronto, Ontario

Canada M5X 1E1

Attention: General Counsel

Email: legal@justenergy.com

With a copy to:

Andrews Kurth Kenyon LLP

450 Lexington Avenue

15th Floor

New York, NY 10017

Attention: Richard Kronthal

Email: richardkronthal@andrewskurth.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.  Each such notice or other communication shall be deemed given (i) when delivered personally, by email, or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid).  For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 14 if sent to the electronic mail address specified by the receiving party under separate cover.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

15.                                       Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and FBR and their respective successors and the directors, officers, employees and other persons referred to in Section 11 hereof.  References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

16.                                       Adjustments for Stock Splits.  The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share consolidation, stock split, stock dividend or similar event effected with respect to the Preferred Shares.

17.                                       Entire Agreement; Amendment; Severability.  This Agreement, including all schedules and exhibits attached hereto, any written agreements entered into between the

Company and FBR in connection with the execution of this Agreement and any Placement Notices issued pursuant hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof.  Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and FBR.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

18.                                       GOVERNING LAW AND TIME; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.  SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.                                       CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

20.                                       Use of Information.  FBR may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, to advise any party with respect to transactions not expressly approved by the

Company.  FBR acknowledges that any information gained in connection with this Agreement and the transactions contemplated by this Agreement are subject to confidentiality and other restrictions.

21.                                       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

22.                                       Effect of Headings.

The section, schedules and exhibit headings herein are for convenience only and shall not affect the construction hereof.

23.                                       Permitted Free Writing Prospectuses.

Each of the Company and FBR represents, warrants and agrees that, unless it obtains the prior consent of the other party, it has not made and will not make any offer relating to the Placement Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by FBR or by the Company, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

24.                                       Absence of Fiduciary Relationship.

The Company acknowledges and agrees that:

(a)                                         FBR is acting solely as agent in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its respective affiliates, shareholders (or other equityholders), creditors or employees or any other party, on the one hand, and FBR, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not FBR has advised or is advising the Company on other matters, and FBR has no obligation to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

(b)                                         it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                          FBR has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(d)                                         it is aware that FBR and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and FBR has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; provided that FBR hereby agrees not to engage in any such transaction which would cause its interests to be in direct conflict with the best interests of the Company; and

(e)                                          it waives, to the fullest extent permitted by law, any claims it may have against FBR for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement and agrees that FBR shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company, other than in respect of FBR’s obligations under this Agreement and to keep information provided by the Company to FBR and FBR’s counsel confidential to the extent not otherwise publicly-available.

25.                                       Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means (i) each Representation Date and (ii) the time of each sale of any Placement Shares pursuant to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Shares.

“Rule 405,” “Rule 415,” and “Rule 433” refer to such rules promulgated under the Securities Act.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the U.S. Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, the U.S. Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the Commission) shall be deemed to include the copy thereof filed with the Commission pursuant to EDGAR; and all references in this Agreement to “supplements” to the U.S. Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Placement Shares by FBR outside of the United States to the extent those materials are reviewed and consented to in advance by the Company.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and FBR, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and FBR.

Very truly yours,

JUST ENERGY GROUP INC.

By:	/s/ Patrick McCullough
Name: Patrick McCullough
Title: Chief Financial Officer

ACCEPTED as of the date first-above written:

FBR CAPITAL MARKETS & CO.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head of Capital Markets

Signature Page to At-the-Market Issuance Sales Agreement (Just Energy Group Inc.)